Exhibit 99.1
FOR IMMEDIATE RELEASE
FA TECHNOLOGY VENTURES ANNOUNCES ONE OF ITS PORTFOLIO
COMPANIES TO BE ACQUIRED
Microsoft announces its intent to acquire Softricity
ALBANY, NEW YORK, May 23, 2006 — FA Technology Ventures Corporation, a subsidiary of First Albany Companies Inc. (NASDAQ: FACT), announced that Softricity, Inc., one of its portfolio companies is expected to be acquired by Microsoft.
In a press release yesterday, Microsoft announced its intent to acquire Softricity, Inc. Softricity offers the SoftGrid Desktop Virtualization Platform, which turns almost all Windows applications into a service using application virtualization and streaming software technologies.
Softricity technology provides customers with application virtualization solutions that are expected to allow Windows customers the ability to reduce the TCO of desktop deployments. Applications are installed and managed centrally and then delivered directly to the user’s desktop in a contained, virtualized image that does not interfere with or require interaction with the operating system itself and other applications present on the desktop.
About First Albany
First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Corporation. FA Technology Ventures provides growth capital to early and expansion stage companies in Information Technology (IT) and Energy Technology (ET) and assists management in developing extraordinary companies.
First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.
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FOR ADDITIONAL INFORMATION
PLEASE CONTACT:
Greg Hulecki
Managing Partner/FA Technology Ventures
617.757.3888
Nancy Rice
Director of Marketing/First Albany Capital
518.447.8039